MULTI-COLOR CORPORATION
425 Walnut Street, Suite 1300
Cincinnati, Ohio 45202

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Thursday, August 15, 2002 at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Your vote is important. Whether or not you plan to attend, please complete, sign, date and return your proxy card promptly in the enclosed envelope. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

By:	/s/ LORRENCE T. KELLAR
Lorrence T. Kellar Chairman of the Board
July 15, 2002

Notice of Annual Meeting
of
Shareholders of Multi-Color Corporation

Time:

10:30 a.m., Eastern Time

Date:

Thursday August 15, 2002

Place:

Queen City Club
331 East Fourth Street
Cincinnati, Ohio 45202

Purpose:

1.	Election of directors.

2.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent public accountants for fiscal year ending March 31, 2003.

3.	Conduct other business, if properly raised.

Only shareholders of record on July 1, 2002 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying proxy card is July 15, 2002.

Your Vote Is Important. Please Complete, Sign, Date, and Return Your Proxy Card Promptly In The Enclosed Envelope.

By:	/s/ DAWN H. BERTSCHE
Dawn H. Bertsche Vice President-Finance, Chief Financial Officer and Secretary

July 15, 2002

MULTI-COLOR CORPORATION
425 Walnut Street, Suite 1300
Cincinnati, Ohio 45202

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Thursday August 15, 2002 at 10:30 a.m. at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202.

Record Date

Record holders of Common Stock of Multi-Color, as shown on our stock register on July 1, 2002, may vote at the meeting. As of that date, Multi-Color had 3,793,597 shares of Common Stock issued and outstanding.

First Mailing Date

This Proxy Statement, the Notice of the Annual Meeting of Shareholders and the accompanying proxy card are being mailed to shareholders on or about July 15, 2002.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

All proxies will be voted in accordance with the instructions specified. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for director proposed by the Board, and (2) the ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending March 31, 2003. Management does not know of any other matters to be presented for action at the Annual Meeting. If any other matter properly comes before the Annual Meeting, however, the proxies will vote such matters in their discretion.

You may receive more than one proxy or voting card depending on how you hold your shares. Please sign and return all proxies. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Multi-Color’s Secretary in writing at the address under “Questions” on page 14.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Approval of the ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

General Information about the Board of Directors

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a board consisting of seven directors.

The Board met six times last year. All of Multi-Color’s directors attended at least 75% of Board and committee meetings.

Director Compensation

Directors who are not employees of Multi-Color are eligible to receive awards under the Directors’ Plan. Non-employee directors receive annually a $10,000 retainer and non-qualified stock options to purchase 3,000 shares. They also receive $1,000 for each board or committee meeting attended in person and $500 for each telephonic board meeting and committee meeting. Committee Chairs receive an additional $2,000 annually and the Chairman receives an additional $3,000 annually. Directors who are employees of Multi-Color are not separately compensated for serving as directors.

Board Committees

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board does not have a nominating committee.

The Audit Committee is responsible for reviewing Multi-Color’s internal accounting operations. It also recommends the appointment of independent accountants and reviews the relationship between Multi-Color and its independent accountants. Only non-employee directors serve on Multi-Color’s Audit Committee. All members of the Audit Committee are “independent” as defined by the listing standards of the National Association of Securities Dealers. See “Audit Committee Report.” The Audit Committee members are Messrs. Keller (Chairman), Kellar and Pease. The Audit Committee met five times last year.

The Compensation Committee is responsible for establishing executive compensation and administering Multi-Color’s stock option plans. Only non-employee directors serve on Multi-Color’s Compensation Committee. The Compensation Committee members last year were Messrs. Connolly (Chairman), Bonfield and Kellar. The Compensation Committee met twice last year.

The Nominees

The board is nominating for election each of the following persons: Gordon B. Bonfield, Charles B. Connolly, Francis D. Gerace, Lorrence T. Kellar, Roger A. Keller, Burton D. Morgan and David H. Pease. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Five of the seven Multi-Color directors are not Multi-Color employees. Personal information on each of our nominees is given below.

The Board Recommends You Vote FOR Each of the Following Nominees:

Gordon B. Bonfield, III Age 50 Director since 1997
Mr. Bonfield was elected a director in December 1997. In connection with Multi-Color’s May 31, 2002 acquisition of Quick Pak, Inc., Mr. Bonfield was appointed President of the Quick Pak division of Multi-Color. Mr. Bonfield was Executive Vice President and Chief Operating Officer of Ivex Packaging until July 2001. He served as President of the Consumer Packaging Division of Ivex Packaging Corporation from June 1999 until August 2000. Mr. Bonfield served as President of Multi-Color from January 1998 to May 1999. Mr. Bonfield has 25 years of packaging and printing experience and was president of Fort James Corporation’s Packaging Business prior to being named President of Multi-Color.

Charles B. Connolly Age 45 Director since 1998
Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 20 years of experience in the converting, coating and packaging industries. He has served as Managing Partner of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. From March 1994 to April 1996 he served as Vice President, Sales and Marketing for Lawson Mardon Packaging. Prior to joining Lawson Mardon Packaging, Mr. Connolly was Vice President and General Manager of Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films.

Francis D. Gerace Age 49 Director since 1999
Mr. Gerace was appointed President of Multi-Color on May 19, 1999 and elected a director in May 1999. Mr. Gerace served as Multi-Color’s Vice-President of Operations from April 1998 through May 1999. Prior to joining Multi-Color, Mr. Gerace was Director of Strategic Business Systems for Fort James Corporation’s Packaging Business from 1993 to 1997. From 1974 to 1993, Mr. Gerace held various general management positions with Conagra, Inc. and Beatrice Foods Company.

Lorrence T. Kellar Age 64 Director since 1988
Mr. Kellar was elected a director of Multi-Color in January 1988. Mr. Kellar has been Vice President, Real Estate of Kmart Corporation since April 1996. Prior to that time, he served as Group Vice President of The Kroger Co. (a grocery retailer), having joined The Kroger Co. in 1965. His prior positions with The Kroger Co. included Vice President of Corporate Development and Vice President-Treasurer. Mr. Kellar also serves as a director of Frisch’s Restaurants.

Roger A. Keller Age 57 Director since 2000
Mr. Keller was elected a director of Multi-Color in August 2000. Mr. Keller is a private investor. From July 1993 to November 2000, Mr. Keller served as Vice President, General Counsel and Secretary to Mallinckrodt, Inc., a health-care company.

Burton D. Morgan Age 84 Director since 1985
Mr. Morgan was elected a director of Multi-Color in 1985 and served Multi-Color as Chairman of the Board from 1985 through August 1996. Mr. Morgan has been President of Basic Search, Inc., an Ohio-based venture capital firm, since its founding in 1977. He is also Chairman of Morgan Bank. Mr. Morgan founded two adhesive label stock companies.

David H. Pease, Jr. Age 71 Director March 1987-August 1999; October 1999-Present
Mr. Pease served as a director of Multi-Color from March 1987 to August 1999 and from October 1999 to the present. He was Chairman and Chief Executive Officer of Pease Industries, Inc., a Cincinnati-based manufacturer of residential building products, from 1980 until his retirement in 2000.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR ENDING MARCH 31, 2003
(Item 2 on the Proxy Card)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending March 31, 2003. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Multi-Color’s financial controls and reporting. An affirmative vote of a majority of votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Form 10-K for the year ended March 31, 2002, and Forms 10-Q for the first three quarters of fiscal year ended March 31, 2002, were $64,000.

Financial Information Systems Design and Implementation Fees

There were no fees related to financial systems design and implementation rendered by Grant Thornton LLP for the fiscal year ended March 31, 2002.

All Other Fees

Aggregate fees for all other services (including tax compliance, research and consulting,

financial due diligence) rendered by Grant Thornton LLP in the fiscal year ended March 31, 2002 were $42,016.

DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth the share ownership of directors, certain executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more or its outstanding Common Stock as of May 31, 2002:

		Common Stock Beneficially Owned(1)
Name	Position	Amount	Percentage
John C. Court(2)	Principal Shareholder	608,229	16.3%
Ashford Capital Management, Inc.(3)*	Principal Shareholder	241,650	6.4%
Dimensional Fund Advisors, Inc.(4)	Principal Shareholder	190,150	5.0%
Burton D. Morgan	Director	742,956	19.6%
Lorrence T. Kellar	Chairman of the Board of Directors	212,728	5.5%
Roger A. Keller(5)	Director	157,000	4.1%
David H. Pease, Jr.	Director	101,028	2.6%
Charles B. Connolly	Director	41,125	1.1%
Francis D. Gerace(6)	Chief Executive Officer, President, Director	190,868	4.8%
Gordon B. Bonfield, III(7)	Director, President of Quick Pak Division	55,800	1.5%
Steven G. Mulch(8)	Senior Vice President Sales and Marketing	128,966	3.3%
Dawn H. Bertsche(5)(9)	Vice President-Finance, Chief Financial Officer, Secretary	52,740	1.4%
John P. McKeough(10)	Vice President of Operations	20,564	*
Thomas Vogt(11)	Vice President Sales	3,004	*
Executive Officers and Directors serving as of 5/31/02 as a group, including the above (13 persons)		1,816,638	41.5%

*	Indicates less than one percent.
1.
Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options exercisable within 60 days of May 31, 2002; Ms. Bertsche—38,750 shares, Mr. Bonfield—27,000 shares, Mr. Connolly—36,000 shares, Mr. Gerace—145,000 shares, Mr. Kellar—76,500 shares, Mr. Keller—12,000 shares,

Mr. Morgan—3,000 shares, Mr. Mulch—103,750 shares, Mr. Pease—69,000 shares; Mr. McKeough—18,750 and Mr. Vogt—2,500 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

2.	Includes 5,803 shares held by Mr. Court’s son. Mr. Court’s address is 2145 East Hill

Avenue, Cincinnati Ohio 45208.
3.	Based on a Schedule 13F filed by Ashford Capital Management, Inc. with the Securities and Exchange Commission for the quarter ended March 31, 2002.
4.
Based on a Schedule 13F filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission for the quarter ended March 31, 2002. All shares are held in portfolios of Dimensional Fund Advisors, Inc., a registered investment advisor. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such shares. The business address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

5.	Shares held jointly with right of survivorship.
6.	Includes 4,168 shares held in Mr. Gerace’s 401k plan.
7.	Includes 28,880 shares held by Gordon B. Bonfield III Living Trust.
8.
Includes 4,066 shares held in Mr. Mulch’s 401k plan. Mr. Mulch was promoted to Senior Vice President of Sales and Marketing in April of 2000. He previously held the position of Vice President of Corporate Sales and Business Development with Multi-Color from April 1998 to April 2000. Prior to joining Multi-Color, Mr. Mulch was Vice President and General Manager of a four plant division of Fort James Packaging Business from 1991 to 1997. From 1972 to 1991, Mr. Mulch held various positions with Tenneco, Inc. including general manager of the offset carton converting plant in Grand Rapids, Michigan.

9.
Includes 587 shares held in Ms. Bertsche’s 401k plan. Ms. Bertsche was appointed Vice President-Finance, Chief Financial Officer and Secretary of Multi-Color on August 23, 1999. Prior to joining Multi-Color, Ms. Bertsche was Chief Financial Officer for Hill Top Research, Inc., a Cincinnati-based clinical research company from 1997 until 1999. From 1987 to 1997 she was Vice President and Controller of Clopay Corporation, a diversified Cincinnati-based manufacturer of building products and specialty plastic films, where she was involved in all aspects of several acquisitions.

10.
Includes 835 shares held in Mr. McKeough’s 401k plan. Mr. McKeough has been Multi-Color’s Vice President of Operations since July 1999. Prior to joining Multi-Color he was department manager at Fort James Corporation Packaging Business from 1992 through 1999.

11.
Includes 504 shares held in Mr. Vogt’s 401k plan. Mr. Vogt was appointed Vice President of Sales, Specialty Labels in December 1999. Prior to joining Multi-Color, Mr. Vogt was Vice President of Sales at Gar Doc, Inc. from 1994 to 1999. From 1970 to 1994, Mr. Vogt held various executive positions in companies that he formed in the color separation, computer design and label printing industries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms it received, Multi-Color believes that during the last fiscal year, except for one Form 4 filed late by Mr. Vogt, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for Multi-Color’s Chief Executive Officer and four most highly compensated executive officers for the fiscal years ended March 31, 2002, 2001 and 2000, respectively.

Name and Principal Position	Fiscal Year Ended March 31	Annual Compensation						Long Term Compensation Awards	All Other Compensation(2)
		Salary		Bonus		Other Annual Compensation(1)		Securities Underlying Options(#)
Francis D. Gerace President and Chief Executive Officer	2002 2001 2000	$ $ $	240,000 200,000 175,000	$ $ $	221,193 132,436 124,785	$ $ $	24,262 20,383 14,000	15,000 20,000 45,000	$ $ $	2,442 3,696 -0-

Dawn H. Bertsche Chief Financial Officer, Vice President-Finance and Secretary	2002 2001 2000	$ $ $	168,000 160,000 91,888	$ $ $	154,835 105,949 62,393	$ $ $	15,737 14,570 7,258	11,250 10,000 25,000	$ $ $	1,949 2,007 1,506

Steven G. Mulch Senior Vice President of Sales and Marketing	2002 2001 2000	$ $ $	178,500 170,000 150,000	$ $ $	164,512 112,571 106,959	$ $ $	18,941 17,681 12,000	11,250 10,000 15,000	$ $ $	5,309 5,387 3,093

Thomas Vogt Vice President of Sales	2002 2001 2000	$ $ $	141,000 125,000 33,775	$ $ $	77,971 49,664 17,826	$ $ $	13,907 11,099 3,333	7,500 -0- 20,000	$ $ $	3,455 4,311 4,036

John P. McKeough Vice President of Operations(3)	2002 2001	$ $	130,000 112,365	$ $	119,813 38,075	$ $	11,156 7,287	11,250 7,500	$ $	2,697 3,425

1.
Multi-Color has established a supplemental retirement program for key executives based on 8% of the executive’s salary; the amounts listed represent the percentage of salary plus accrued interest under this plan.

2.	The amounts listed reflect Multi-Color’s contributions under the Multi-Color Corporation 401(k) plan.
3.	Mr. McKeough was named an executive officer in fiscal 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisble	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable(1)
Francis D. Gerace	0	0	130,000/ 57,500	$1,388,900/ $567,175
Dawn H. Bertsche	0	0	30,000/ 33,750	$318,600/ $325,613
Steven G. Mulch	0	0	95,000/ 28,750	$1,017,250/ $272,563
Thomas Vogt	20,000	$192,500	0/ 17,500	0/ $169,225
John P. McKeough	0	0	12,500/ 21,250	$132,775/ $192,688

1.	Based upon a fair market value of $15.00 on March 28, 2002 (closing price of stock on this date).

Employment Agreements

Multi-Color and Mr. Gerace are parties to an Employment Agreement dated as of March 16, 1998, as amended on May 18, 1999. The initial term of employment extended through June 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three (3) months written notice. The Board sets Mr. Gerace’s salary annually based on performance. Mr. Gerace is also entitled to a bonus pursuant to the Executive Incentive Compensation Plan, as amended from time to time. If Mr. Gerace terminates his employment for any reason within one year of a Change in Control (as defined in his agreement), he is entitled to: (i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination, (iii) any deferred compensation and other non-qualified benefit plan balances and (iv) an amount equal to his annual salary paid over a two year period in monthly installments. If Mr. Gerace’s position is eliminated upon a Change in Control or if Mr. Gerace is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

Multi-Color and Mr. Mulch are parties to an Employment Agreement dated as of March 16, 1998. The initial term of employment extended through September 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three (3) months written notice. The Board sets Mr. Mulch’s salary annually based on performance. Mr. Mulch is also entitled to a bonus pursuant to the Executive Incentive Compensation Plan, as amended from time to time. If Mr. Mulch terminates his employment for any reason within one year of a Change in Control (as defined in his employment agreement), he is entitled to: (i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination, (iii) any deferred compensation and other non-qualified benefit plan balances and (iv) an amount equal to his annual salary paid over a two year period in monthly installments. If Mr. Mulch’s position is eliminated upon a Change in Control or if Mr. Mulch is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

Upon termination of employment, other than for cause, Ms. Bertsche and Mr. Vogt would be entitled to payments equal to one year’s salary paid over a one-year period.

Multi-Color maintains stock option plans which authorize the issuance of incentive and non-qualified stock options. Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three years. The options vest upon a change in control.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants	Options Granted(1)	% of Total Options Granted for Employees in Fiscal year	Exercise Price ($/Per Share)	Expiration Date	Potential Realized Value of Assumed Annual Rates of Price Appreciation for Option Term(2)
					5%	10%
Francis D. Gerace	15,000	16.95%	$7.33	4/19/11	69,147	175,232
Dawn H. Bertsche	11,250	12.71%	$7.33	4/19/11	51,860	131,424
Steven G. Mulch	11,250	12.71%	$7.33	4/19/11	51,860	131,424
Thomas Vogt	7,500	8.47%	$7.33	4/19/11	34,573	87,616
John P. McKeough	11,250	12.71%	$7.33	4/19/11	51,860	131,424

1.	All options are non-qualified options, granted at fair market value, and vest ratably over three years.
2.
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the applicable regulations of the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Policies

Multi-Color’s policies on executive compensation are designed to encourage and motivate its executive officers to achieve both short-term and long-term operating, financial and strategic goals, and thereby build shareholder value on a steady but aggressive basis. To that end, senior executive compensation packages are increasingly weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders. It is also the policy of the Committee to reward superior corporate performance, recognize individual initiative and achievement, and assist Multi-Color in attracting and retaining qualified executives.

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table is not deductible unless the compensation is “performance-based” and approved by the shareholders. The Committee does not believe any action is currently required by Multi-Color or its shareholders in order for the compensation paid to its executive officers to meet the requirements for deductibility.

Salaries

The Committee believes it is important to maintain executive salaries at competitive levels, and relies heavily on comparisons with other regional companies of similar size. In determining salary adjustments for executive officers, the Committee takes into account, among other things, the salaries paid by comparable regional companies as reported in a study commissioned by Multi-Color from Grant Thornton LLP. The Committee believes these materials provide a broad representation of salaries paid in the region, which gives the Committee a reasonable basis for establishing salary levels and adjustments.

Salary levels and adjustments targeted are the average of the reported ranges. In establishing salaries for the executive officers, the Committee took into account Multi-Color’s recent performance based on certain general financial and operational criteria. The Committee did not, however, base its decisions on salary levels or adjustments on specific quantifiable performance goals or targets, but attempted to maintain salaries at a level which will allow Multi-Color to compete in the marketplace for executive talent. In addition, the Committee did not compare Multi-Color’s executive compensation with the levels of compensation paid by companies in the Nasdaq Market Index or the Media General Industry Group-Packaging and Containers, nor did the Committee attempt to correlate executive compensation levels with Multi-Color’s relative performance as shown in the financial performance graph contained in this Proxy Statement.

With respect to the salary paid to Mr. Gerace, Multi-Color’s President, the Committee utilized the salary data, company performance and other factors described above. The Committee also evaluated the ability of Mr. Gerace to develop and implement strategic plans for company growth and profitability. The Committee determined Mr. Gerace’s salary was appropriate in light of these factors.

Annual Bonuses

In its determining annual bonus awards, the Committee utilized the compensation survey mentioned above, but relied on such data to a lesser extent than in its review of the salary component.

Stock Options and Restricted Stock

Multi-Color’s 1997 Stock Option Plan and 1999 Long Term Incentive Plan are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plans are administered by the Compensation Committee. Multi-Color’s policies on executive compensation are applicable to all decisions regarding the number, pricing, timing and the recipients of stock option grants and restricted stock awards.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE, CHARLES B. CONNOLLY (CHAIRMAN), LORRENCE T. KELLAR, AND GORDON B. BONFIELD, III.

AUDIT COMMITTEE REPORT

The Securities and Exchange Commission rules that took effect in December 2000 require proxy statements to include a report of the Audit Committee addressing several matters identified in the rules. In addition, the SEC requires that any written charter adopted by the Audit Committee be included as an attachment to the proxy statement at least once every three years. On March 10, 2000 the Audit Committee adopted and on June 14, 2001 the Board ratified the adoption of a written charter which was attached to the 2001 Proxy Statement.

The Audit Committee of the Board of Directors of Multi-Color has been established to implement and to support the Board’s oversight function with respect to Multi-Color’s financial reporting, accounting policies, internal controls and independent outside auditors, Grant Thornton LLP.

In connection with the March 31, 2002 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2002.

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent Multi-Color specifically incorporates such report by reference therein.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, ROGER A. KELLER (CHAIRMAN), LORRENCE T. KELLAR, AND DAVID H. PEASE, JR.

PERFORMANCE GRAPH

The following performance graph compares Multi-Color’s cumulative total shareholder return from April 1, 1997 through March 31, 2002, to that of the Nasdaq Market Index, a broad market index, and Media General Industry Group—Packaging and Containers, an index of printing and packaging industry peer companies. The graph assumes that the value of the investment in the Common Stock and each index was $100 on April 1, 1997 and that all dividends were reinvested. Stock price performances shown in the graph are not indicative of future price performances. This data was furnished by Media General Financial Services.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MULTI-COLOR CORPORATION,
NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON MARCH 31, 1997
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MARCH 31, 2002

PROPOSALS OF SHAREHOLDERS FOR 2003 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received, in writing, by the Secretary of

Multi-Color at its principal executive offices, 425 Walnut Street, Suite 1300, Cincinnati, Ohio 45202, not later than March 17, 2003. If Multi-Color does not receive written notice of the shareholder proposal by March 17, 2003, proxies received by Multi-Color for next year’s annual meeting will be voted in accordance with management on any such proposal. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

ANNUAL REPORT

The Annual Report for the fiscal year ended March 31, 2002 accompanies this Proxy Statement.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Dawn H. Bertsche
Vice President-Finance, Chief Financial Officer
and Secretary
Multi-Color Corporation
425 Walnut Street, Suite 1300
Cincinnati, Ohio 45202

or call us at (513) 381-1480.

For information about your record holdings, call the Fifth Third Bank Shareholder Services at 1-800-837-2755. We also invite you to visit Multi-Color’s Internet site at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.

MULTI-COLOR CORPORATION

The undersigned hereby appoints Francis D. Gerace and Dawn H. Bertsche, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Multi-Color Corporation to be held on Thursday, August 15, 2002 at 10:30 a.m. Eastern Time at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, and any adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE A “FOR” THE FOLLOWING
PROPOSALS:

1.	Authority to elect as directors the seven (7) nominees listed below.

FOR ☐	WITHHOLD AUTHORITY ☐

GORDON B. BONFIELD, III, CHARLES B. CONNOLLY, FRANCIS D. GERACE,
LORRENCE T. KELLAR, ROGER A. KELLER, BURTON D. MORGAN,
AND DAVID H. PEASE, JR.

WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD

2.	Ratification of the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending March 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

                , 2002

Signature(s) of shareholder(s)

IMPORTANT:  Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.